Exhibit 99.1

Liquidity Services, Inc. (LQDT) Q1 2026 Earnings Call May 7, 2026 10:30 AM EST

Company Participants

William P. Angrick, III - Chairman of the Board of Directors & CEO
Jorge A. Celaya - Executive Vice President & Chief Financial Officer
Michael Patrick – Vice President and Controller

Conference Call Participants

Gary Prestopino - Barrington Research Associates, Inc., Research Division
George Sutton - Craig-Hallum Capital Group LLC, Research Division

Presentation

Operator: Welcome to the Liquidity Services, Inc. second fiscal quarter 2026 financial results conference call. My name is Daniel, and I will be your operator for today's call. Please note that this conference call is being recorded. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. I will now turn the call over to Michael Patrick, Liquidity Services, Inc.’s Vice President and Controller.

Michael Patrick: Good morning. On the call today are William P. Angrick, our Chairman and Chief Executive Officer, and Jorge A. Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect management's views as of today, May 7, 2026, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, management will discuss certain non-GAAP financial measures. In our press release and in our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliations of these measures with their most comparable GAAP measures, as available. Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.

This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time, I will turn the presentation over to our Chairman and CEO, William P. Angrick.

William P. Angrick: Thank you, and good morning. Against the backdrop of global tariffs, weather disruptions, and geopolitical tensions, I am pleased to report that Liquidity Services, Inc. continued to grow its market share and create value for customers and shareholders during our March quarter. Our second quarter results were fueled by our broad industry coverage, robust buyer liquidity, and improved operating leverage, which drove an 18% year-over-year increase in our consolidated segment direct profit and a 37% year-over-year increase in our consolidated adjusted EBITDA. Our asset-light business model continued to generate strong operating cash flow in excess of adjusted EBITDA, and we ended the quarter with $204 million in cash and zero financial debt.

We expect to allocate capital to high-quality internal growth initiatives, complementary acquisitions, and targeted share repurchases. Our diversified marketplace portfolio continues to show strength in uncertain times, and our performance reflects disciplined execution across each segment of our business. Our RSCG segment continues to leverage our enormous data flows, analytics, and domain expertise to dynamically match increased product flows with the right buyer channels to improve recovery and drive meaningful operating leverage. Our retail segment GMV and direct profit were up 10% and 29% year over year, respectively, as higher consignment flows in our retail segment were driven by several top 20 retail accounts following the peak holiday return season.

Our D2C marketplace, Retail Rush, more than doubled its GMV sequentially during Q2 and continues to establish new records on a month-over-month basis. Geographically, we have continued to grow our retail buyer and seller base in Canada, Mexico, and Brazil, and expect these markets to be fertile ground for our RSCG marketplace.

In GovDeals, the impact of significant winter weather events resulted in lower-than-expected GMV growth of 5%. However, GovDeals segment direct profit grew 12% year over year, and we set a number of new records in Q2 for GovDeals reflecting the strong position of our market-leading business, including a record number of new accounts signed, which is up 30% year over year, a record number of unique sellers in a single quarter, too, and a record number of unique bidders in a single month. Yes. We continue to see significant expansion opportunities in the $3 billion GMV public sector personal property market, as the majority of large cities and counties still use some form of high-cost, full-service takeaway auctions. Our lower-cost, flexible solution provides clients a superior net recovery.

We are very excited about the growth opportunity to continue to bring value to these government agency clients.

Q2 GMV in our CAG segment increased 3%, and direct profit increased 11% year over year, driven by growth in high-margin consignment flows within our CAG industrial client base and our continued strength in heavy equipment categories with recurring sellers. We have continued to grow our CAG buyer base as segment unique bidders grew 36% year over year. The outlook for CAG is quite good. We have a record backlog of new business from existing and new clients with particular strength in energy, biopharma, and heavy equipment.

Machinio continued its strong trajectory with 8% revenue growth and is approaching $20 million of annual recurring revenue with 90% plus direct profit margins, reflecting the successful transformation of Machinio into a valued solutions provider of digital commerce offerings to equipment dealers, including lead generation, hosted websites, inventory management, customer management and marketing tools, and service quote pricing and related financing. Machinio's expansion into the marine industry vertical is going exceptionally well. We have more than doubled the number of new marine customers and revenues sequentially in Q2. Across Liquidity Services, Inc., we continue to use technology, software, and data analytics to optimize recovery and operations.

For example, we continue to enhance our inventory scanning, classification, image quality, and asset descriptions to maximize recovery. We have also leveraged AI tools to improve seller asset management, valuations, and customer service. Our marketplace continues to scale in size and engagement. We now serve 6.3 million registered buyers, an increase of 8% year over year, with 983,000 auction participants during the last quarter and 280,000 completed transactions, each demonstrating the growing relevance and liquidity of our platform. Looking forward, we are a well-differentiated marketplace in the $100+ billion circular economy with outstanding liquidity in every major asset category.

Our scaled, technology-driven platform, which is now approaching a $1.8 billion GMV run rate, brings transparency and efficiency as the market leader for sellers and buyers in every segment of the economy. We will continue to create value by growing supply and demand within our existing and new asset categories, geographies, and service areas such as Auction Software and our Machinio dealer service offerings. Thank you for your confidence and continued support. We are well positioned to build on our early momentum in fiscal 2026 and deliver another year of profitable growth. Now I will turn it over to Jorge for more details on the quarter.

Jorge A. Celaya: Good morning. During the fiscal second quarter of 2026, compared to the same period last year, we continued to grow GMV and revenue, while also growing our total segment direct profits 18% and adjusted EBITDA by 37%, resulting in our total adjusted EBITDA as a percent of segment direct profits at 30% for the quarter. As we have commented before, our "Rule of 40" is calculated as the growth in the sum of our segment direct profits and our adjusted EBITDA as a percent of segment direct profits.

On that basis, while our total fiscal year 2025 "Rule of 40" was 42% and our fiscal first quarter of 2026 was 46%, our fiscal second quarter of 2026 was 48%, showing continued performance against our long-term goal for balancing growth and profitability. Our results reinforce how we can sustain long-term profitable growth through the diversified markets we serve and a scalable model with profitability enhanced by operating leverage. Strong buyer demand, expanded participation, and disciplined execution continue to support our model designed for continuing profitable growth, creating compelling long-term value. Our approach enables us to efficiently match assets and product flows with the right buyers at scale, improving engagement and enhancing the economics for all users of our platform and services.

With our strong year-over-year profitability growth in the fiscal second quarter, our trailing twelve-month performance for net income and non-GAAP adjusted EBITDA surpassed $30 million and $70 million, respectively, with operating cash flow over the same period exceeding $86 million. Our long-term effort to carefully select a diversified set of target markets for sustainable growth and to invest in transformative, tech-enabled services leveraging scalable solutions continues to pay off. The reliability and best-in-class performance for our sellers and buyers alike remains a pillar of strength, anchoring client relationships for over 25 years.

Our consolidated results for the fiscal second quarter of 2026 included GMV of $389.9 million, up 6%, and revenue of $120.7 million, up 4%, while GAAP earnings per share were $0.23, up 5%. Non-GAAP adjusted earnings per share were $0.35, up 13%, and non-GAAP adjusted EBITDA was $16.7 million, up 37%. GAAP EPS grew at a lower rate than non-GAAP adjusted EPS, primarily due to the year-over-year increase in performance-based stock compensation expense. Both GAAP EPS and non-GAAP adjusted EPS grew at a slower rate than non-GAAP adjusted EBITDA principally on the increase in income tax expense associated with the lower tax benefit from stock compensation.

Our effective tax rate was slightly up this fiscal second quarter, also partly due to the effect of equity compensation. We ended the fiscal second quarter of 2026 with $204 million in cash, cash equivalents, and short-term investments. We continue to have zero debt, and we have $26 million of available borrowing capacity under our credit facility. At the end of this fiscal second quarter, we had $15 million remaining from our authorization to perform additional share repurchases.

Turning to segment performance compared to the same quarter last year, our RSCG segment increased GMV by 10%, revenue by 1% due to the expected shift in mix compared to last year, and direct profit by 29% from a high volume of low-touch seller inflows in high demand and a variety of client programs during the seasonally high fiscal second quarter of our retail segment, as well as realizing operational efficiencies. Our GovDeals segment increased GMV 5%, revenue by 11%, and direct profit by 12%, reflecting continued growth in sellers and buyers, higher vehicle volumes, the effect of expansion of service offerings, and operational efficiencies resulting in a higher revenue-to-GMV ratio.

Our CAG segment increased GMV by 3%, revenue by 12%, and direct profit also 12%. Growth was broad based across the key industry verticals in North America we serve, supported by continued expansion of our recurring seller base of heavy equipment assets. Our Capital Assets Group also continues to leverage global customer outreach, resulting in a strong auction pipeline across key verticals targeted for their broader-base growth potential.

Machinio and Software Solutions combined to increase revenue by 12% and direct profit by 10%, reflecting Machinio's expansion of its offering to marine dealers and Software Solutions' focus on expanding its recurring SaaS business.

We now enter what has traditionally been our seasonally high fiscal third quarter.

Our guidance for the fiscal third quarter of 2026 anticipates year-over-year growth to continue and includes execution on the strong pipeline at CAG, including in energy, and continued high volume in our retail segment, despite coming off its seasonally high fiscal second quarter while expecting some mix shift in product flows sequentially. GovDeals is expected to continue to grow GMV as it enters its typical seasonally high quarter and onboards new clients. Our Machinio and Software Solutions businesses are expected to continue to grow as we expand service offerings and further develop recurring revenue streams.

On a consolidated basis, consignment GMV for the fiscal third quarter is expected in the low to mid-80s as a percent of total GMV, with purchase GMV sequentially stable. Consolidated revenue as a percent of GMV is expected to be in the mid to high 20s, and total segment direct profit as a percent of consolidated revenue is expected to again be in the mid- to high-40% range. These ratios can vary based on overall business mix, including asset categories, in any given period.

Management's guidance for the fiscal third quarter of 2026 is as follows. We expect GMV to range from $425 million to $465 million. We estimate non-GAAP adjusted EBITDA to range from $17 million to $20 million. GAAP net income is expected in the range of $7 million to $10 million, with corresponding GAAP diluted earnings per share ranging from $0.21 to $0.30 per share. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.30 to $0.39 per share. Both GAAP and non-GAAP earnings per share are expected to reflect a higher effective tax rate approaching the mid-30s for the fiscal third quarter of 2026. For non-GAAP earnings per share, the effect of non-GAAP adjustments is also reduced by an increase in our effective tax rate. The GAAP and non-GAAP earnings per share guidance assumes that we have approximately 33 million fully diluted weighted average shares outstanding for the fiscal third quarter of 2026. Capital expenditures are expected to remain consistent with recent levels of approximately $2 million per quarter.

Thank you, and we will now take your questions.

Operator: We will now open the call for questions.

Operator: If you have a question, please press 11 on your telephone. If you wish to be removed from the queue, please press 11 again. If you are using a speakerphone, you may need to pick up your handset first before pressing the numbers. Please stand by while we poll the Q&A roster. Our first question comes from Gary Prestopino with Barrington. Your line is open.

Gary Prestopino: Good morning, Bill and Jorge. Couple of questions here. First of all, and these pertain to GovDeals, with what the weather impact that you experienced last quarter, does that snap back rather sharply here going into this quarter, Bill?

William P. Angrick: In terms of were there delayed auctions or delayed product flows? Yes, Gary. Those items, principally vehicles and heavy equipment, that were not loaded in the March quarter did not go anywhere, so they will work their way through the system and we will get credit for that. And I would just point out what was sort of the headline of the quarter, which is our largest segment had this exogenous factor that limited production, i.e., the weather, and yet the breadth and diversity of our portfolio pushed through that to deliver stronger results.

Gary Prestopino: Okay, and then just a follow-up there. It seems like the last couple of quarters, you have really increased your account base and I think you are up 30% this quarter as well. What are you doing differently, or have you just really added to the sales force and you are just attacking the market, you know, full bore?

William P. Angrick: We have made investments in growing the size of the sales organization within GovDeals, and we are complementing that with very productive software and AI-related tools that make that sales organization more productive—targeting the right people at the right time with the right message—and that is improving conversion.

Gary Prestopino: That is good. And then just lastly, backlog in CAG is at a record. Are you at liberty to discuss the size of that backlog? And how long will it take for that backlog, you know, to start working its way through the system?

William P. Angrick: Well, I think I can, in broad strokes, say that we have several hundreds of millions of GMV in backlog and we continue to win global mandates from Fortune 500, even Fortune 50, organizations that are looking at Liquidity Services on a multiyear basis to manage, value, and sell equipment. And we have noted that we have had strong results in energy, biopharma, health care, transportation, and, you know, heavy equipment. So, you know, I think with more objects in the pipeline, with recurring sellers, we have a very strong position.

Gary Prestopino: Okay. Thank you.

William P. Angrick: Thank you.

Jorge A. Celaya: Thank you.

Operator: Our next question comes from George Sutton with Craig-Hallum. Your line is open.

George Sutton: Thank you. Nice results. So, Bill, I wondered if we could talk from a two-sided marketplace thought process. You have done an incredible job of getting more registered buyers, more auction participants. We always have the vagaries of the supply in any specific quarter. I am curious if you are making investments, or if you can kind of define some of the investments you are making, to build up the supply side separately? And then is that also an area you are contemplating more actively from an M&A perspective?

William P. Angrick: Thank you. Yes. We continue to have a multipronged approach to attracting supply in a couple different areas. One, we want to go deeper with existing accounts. We want to get every asset in the supply chain, every asset on the balance sheet identified, valued, and on the platform. And that means making sure that our account management functions within government, within industrial, within retail are just providing more data analytics to our clientele so they know that we can sell everything in their portfolio, and that includes new, used, salvage, and scrap—so more assets coming out of existing accounts. Two, we are obviously adding accounts, which we just discussed. I think we are becoming more productive in converting prospects to active sellers. Three, we are adding geographies to our platform. Within the U.S., we have gone to larger metro areas, larger counties, and westward expansion. We have gone into Canada. And then through the work that we have done, particularly in our retail segment and our Capital Assets Group segment, we are building more international clientele—clientele that can list and sell directly to the platform. We do not have to open up facilities. We just give them access to the buyer liquidity and these, you know, very effective tools to quickly describe the assets, enhance the descriptions, and do that in a self-managed way.

And then our buying community loves accessing, you know, that new supply even outside the United States. And then finally, services. I think we are adding services that clients value and pay for, both within sort of the transactional marketplaces—things like financing, variations of asset valuations—and then our auction software tools, which allow some of our clients to license our applications to create white-label marketplaces and then cross-list the assets within our aggregated marketplace.

And Machinio, which is targeting the dealer community, has gone from what it was when we first started, George, in 2018 as sort of a lead generation platform that created a lot of, you know, value to allow buyers and sellers to get connected on a particular piece of equipment and close the deal. We have evolved to a comprehensive digital solutions platform, which is allowing the dealer to move everything into the cloud—their inventory management, mobile-responsive website, email management, customer management, digital marketing tools, and then financing tools—and the ability for dealers to also monetize their services as well as their inventory by selling and pricing their services with various quote tools to buying customers, and that is where a lot of the margin for dealers is. And then we have taken that digital solution stack and have expanded into the marine vertical—you know, boats and water vessels—which is a huge dealer community that is showing a high propensity to buy the Machinio services. So we are excited about expanding services broadly.

George Sutton: You talked about dynamically matching flows in the retail segment. I wonder if you could just give us a bit of a picture as to that matching process. And then also address Retail Rush; you know, the numbers are growing very quickly there. We have looked at you as a potential Shopify alternative to some extent. Can you just give us a broader update there?

William P. Angrick: Sure. Well, just think of a river of returns coming every day from the retail—particularly online retail—activities, and so the job is to quickly use decision support tools for each item by seller to determine what it is worth and who is the right buyer net of costs. So, by being able to create a catalog by customer of their entire inventory supply chain and then mapping that to historical sales, which we have been doing for over 20 years, you then create a decision on where to allocate that item.

Should that item be sold in a pallet-to-truckload quantity based on its condition and item retail and resale value, or should it be spotlighted and sold in a single unit through a direct-to-consumer channel like Retail Rush? And we also do manage third-party consumer-facing marketplaces for our clients. And so that ability to make the right disposition decision based on data—and that data is updated daily—is what allows us to extract more and more value over time.

And the Retail Rush example, which is still nascent but we think has a lot of significant value in the industry, is allowing us to route higher-value, in-demand product, based on these decision support tools, to a consumer buyer who would then have it visible in an online setting, bid for and buy the item, and then essentially self-fulfill the item by visiting the location, going inside the Retail Rush pickup location, getting a scanned barcode or QSR on where the item is on the aisle on the shelf, and then picking it up and then putting it into their car and driving away.

So it is an elegant way to reduce the fulfillment cost and get the right items to a consumer buyer who will pay more money for the item. And so it helps build the flywheel, and we think that the Retail Rush channel, which is powered by our own auction software and powered by our data analytics, can proliferate throughout, you know, North America in strategic locations and just give more value to the entire retail supply chain. And it is a very low-cost way to bring value to all participants.

George Sutton: Beautiful. Thank you for the thoughts. Appreciate it.

William P. Angrick: Thank you.

Operator: I am showing no further questions at this time. This concludes today's conference call. Thanks for participating. You may now disconnect.